EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-96923, 333-118705 and 333-106975) pertaining to the Quantum Fuel Systems Technologies Worldwide, Inc., 2002 Stock Incentive Plan of our reports dated June 22, 2005 (except for the 9th paragraph of Note 1, as to which the date is June 13, 2006), with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., as of April 30, 2005 and for each of the two years then ended, included in this Annual Report (Form 10-K) of Quantum Fuel Systems Technologies Worldwide, Inc. for the year ended April 30, 2006.

/s/    ERNST & YOUNG LLP

Los Angeles, California

July 27, 2006